Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NATIONWIDE CORPORATION,

NATIONWIDE MUTUAL INSURANCE COMPANY,

NWM MERGER SUB, INC.

and

NATIONWIDE FINANCIAL SERVICES, INC.

dated as of August 6, 2008

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of August 6, 2008, is by and among Nationwide Mutual Insurance Company, an Ohio mutual insurance company (“NWM”), Nationwide Corporation, an Ohio corporation (“NWC”), NWM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NWC (“Merger Sub”), and Nationwide Financial Services, Inc., a Delaware corporation (the “Company”). Certain capitalized terms have the meanings given to such terms in Article VIII or as otherwise defined herein.

RECITALS

WHEREAS, the Board of Directors of NWC has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and has approved and declared advisable this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the “Special Committee”), has (i) determined that the Merger and this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and this Agreement, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement; and

WHEREAS, the Company, NWM, NWC and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the Laws of the State of Delaware as a wholly-owned subsidiary of NWC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.2 Closing; Effective Time. The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at Closing but subject to waiver or fulfillment of those conditions) or at such other time as the parties hereto may agree (the “Closing Date”). The Closing shall take place at the offices of Jones Day, 325 John H. McConnell Boulevard, Suite 600, Columbus, Ohio 43215, or at such other location as the parties hereto may agree in writing. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger, which shall be filed with the Secretary of State of the State of Delaware on the Closing Date.

Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NWM, NWC, the Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Class A Common Stock held by the Mutual Group, Merger Sub, the Company or any wholly-owned Subsidiary of the Company, and (ii) Company Dissenting Shares) shall be converted into the right to receive $52.25 per share in cash, subject to adjustment as provided in Section 1.4(c) (the “Merger Consideration”).

(b) All shares of Class A Common Stock converted into Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate or book-entry share previously representing any such shares of Class A Common Stock shall thereafter represent only the right to receive, with respect to each underlying share of Class A Common Stock, the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Class A Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the relevant Merger Consideration.

(d) Each outstanding share of Class B Common Stock, all of which are owned by NWC, shall no longer be outstanding and shall automatically be cancelled, without consideration, and shall cease to exist as of the Effective Time.

Section 1.5 Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NWM, NWC or the Company, each share of the common stock, par value $.01 per share, of Merger Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 1.6 Company Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Class A Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the Delaware Law (collectively, the “Company Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Class A Common Stock held by them in accordance with the provisions of Section 262 of the Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates formerly representing shares of Class A Common Stock in accordance with Section 1.13 or, in the case of holders of book-entry shares of Class A Common Stock, upon compliance with the letter of transmittal sent to them in accordance with Section 1.13.

(b) The Company shall give NWC (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of NWC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.7 Options and Equity-related Securities.

(a) Company Options. At the Effective Time, each outstanding Company Option shall automatically be cancelled and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, without interest and subject to tax withholding by NWC and the Surviving Corporation in accordance with Section 1.14; provided, that any Company Option for which the exercise price per share exceeds the Merger Consideration shall be cancelled without any payment in respect thereof. The cash amounts resulting from the conversions pursuant to this Section 1.7(a) shall be paid by NWM as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

(b) Restricted Stock. Each outstanding unvested share of restricted Company Common Stock issued pursuant to the Company Stock Plan (each, a “Restricted Share”) shall, at the Effective Time, be vested and no longer subject to restrictions, and shall be treated as provided in Section 1.4(a).

(c) Notice to Holders. Prior to the Effective Time, the Company shall use commercially reasonable efforts to deliver appropriate notices (which notices shall be reasonably acceptable to NWC) to each holder of Company Options and Restricted Shares setting forth such holder’s rights pursuant to the Company Stock Plan, stating that such Company Options or Restricted Shares, as applicable, shall be treated in the manner set forth in this Section 1.7. The Company shall cause the administrator of the Company Stock Plan to take such commercially reasonable actions under the Company Stock Plan in furtherance of the provisions of this Section 1.7.

(d) Consents of Holders; Termination of Company Stock Plan. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain any consents or releases, if any, from the holders of Company Options and Restricted Shares under the Company Stock Plan and to take all such other lawful action which in any case the Company determines is reasonably necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the Company Board or, if appropriate, any committee administering the Company Stock Plan) to provide for and give effect to the transactions contemplated by this Section 1.7. Except as otherwise agreed to in writing by the parties, (i) the Company Stock Plan will terminate as of the Effective Time and (ii) the Company shall use commercially reasonable efforts to assure that following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan to acquire the capital stock of the Company or the Surviving Corporation.

(e) Deferred Stock Units. Each deferred stock unit issued to a director of the Company under the Nationwide Financial Services, Inc. Second Amended and Restated Stock Retainer Plan for Non-Employee Directors (the “Director Stock Plan”) shall automatically be cancelled and converted as of the Effective Time into the right to receive an amount equal to the Merger Consideration, which amount shall be credited to an account established for the director under the Nationwide Board of Directors Deferred Compensation Plan (“Director Deferred Compensation Plan”). Prior to the Effective Time, the Company shall take commercially reasonable actions under the Director Stock Plan and the Director Deferred Compensation Plan in furtherance of the provisions of this Section 1.7 and to ensure that following the Effective Time no participant under the Directors Stock Plan shall have the right under the Director Stock Plan to acquire the capital stock of the Company or the Surviving Corporation. Directors’ accounts under the Director Deferred Compensation Plan shall be held, administered and distributed in accordance with the terms of the Director Deferred Compensation Plan, including such terms as may be adopted thereunder regarding earnings that may be credited to directors’ accounts thereunder following the Effective Time. As of the Effective Time, an entity in the Mutual Group shall become the sponsor of the Director Stock Plan.

(f) Deemed Investments in Company Common Stock Under Deferred Compensation Plans. Amounts credited to the account of any employee under the Nationwide Officer Deferred Compensation Plan or the Nationwide Associate Deferred Compensation Plan (together, the “Deferred Compensation Plans”) that are deemed to be invested in Company Common Stock shall automatically be converted as of the Effective Time into an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock (including fractional shares) that are deemed to be held in such employees’ account. Such amounts shall continue to be credited to employees’ accounts under the Deferred Compensation Plans and administered and distributed in accordance with the terms thereof, including such terms as may be adopted thereunder regarding earnings that may be credited to employees’ accounts under the Deferred Compensation Plans following the Effective Time. The amounts resulting from the conversions pursuant to this Section 1.7(f) shall be credited to the accounts within the Deferred Compensation Plan of the applicable employees by NWM as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

(g) Company Approvals. Prior to the Effective Time, the Company shall cause dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (i) the name of each officer or director, (ii) the number of securities to be disposed of for each named person, and (iii) that the approval is granted for purposes of exempting the transaction from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Section 1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

Section 1.9 Bylaws. At the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety in the form attached hereto as Exhibit B, and, as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.10 Directors and Officers of Surviving Corporation. At the Effective Time, (a) the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub and (b) the officers of the Surviving Corporation shall be the existing officers of the Company.

Section 1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, NWM, NWC and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.12 NWM to Make Cash Available. As promptly as practicable following the Effective Time, and in any event not later than two Business Days following the Effective Time, NWM shall, or shall cause NWC, Merger Sub or the Surviving Corporation, to deposit an amount of cash in an Exchange Fund with the Exchange Agent sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock that are to be converted into the right to receive cash pursuant to Section 1.4 hereof.

Section 1.13 Exchange of Shares.

(a) As soon as practicable after the Effective Time, NWC shall cause the Exchange Agent to mail to each holder of record of one or more certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented shares of Company Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 1.4 (i) a letter of transmittal (which shall be in form and substance reasonably satisfactory to NWC and the Company and, in the case of certificated shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and, in the case of Book-Entry Shares, shall specify that delivery shall be effected, and risk of loss and title to the shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of the Book-Entry Shares, in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly completed and executed, and such other documents or information as may be required, the holder of such Certificate or Book-Entry Shares shall receive the amount of Merger Consideration provided in Section 1.4, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates or Book-Entry Shares.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Exchange Agent, each such Certificate or Book-Entry Share shall, subject to compliance with the provisions of Section 1.13(a), be cancelled and exchanged for the Merger Consideration as provided in this Section 1.13. In the event of a transfer of ownership of any share of Class A Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Class A Common Stock shall be paid to the transferee of such share only if the Certificate that previously represented such share is properly endorsed or otherwise in proper form for transfer, or a properly completed letter of transmittal, duly completed and executed if the share is a Book-Entry Share, is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, and to establish to the satisfaction of NWC that any transfer or other Taxes have been paid or are not applicable.

(c) Any portion of the Exchange Fund that remains unclaimed by the holders of Class A Common Stock (or is not otherwise provided for in any dissenter’s rights claims) for six months after the Effective Time shall be paid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of Class A Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, NWM, NWC, the Exchange Agent or any other person shall be liable to any former holder of shares of Class A Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NWC, the posting by such person of a bond in a customary amount and upon such terms as NWC may determine are reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, and upon compliance with the relevant provisions of Section 1.13(a), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the relevant Merger Consideration such holder has a right to receive pursuant to this Article I.

Section 1.14 Withholding. NWC and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as NWC and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Class A Common Stock, Company Options or Restricted Shares, as applicable, in respect of which such deduction and withholding was made by NWC and the Surviving Corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed with the SEC and publicly available prior to the date of this Agreement and the Company Disclosure Schedules, the Company represents and warrants to NWM, NWC and Merger Sub as follows:

Section 2.1 Corporate Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of any business conducted by the Company or its Subsidiaries or the character or location of any properties or assets owned or leased by the Company or its Subsidiaries makes such licensing or qualification necessary, other than such corporate power or defects in qualification or good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True, correct and complete copies of the certificate or articles of incorporation, bylaws and any other charter or organizational documents of the Company and its Subsidiaries as in effect at the date of this Agreement (the “Company Charter Documents”) have heretofore been made available to NWC. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Class A Common Stock, 750,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock. As of August 4, 2008, (i) 46,122,309.50 shares of Class A Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 8,670,992 shares of Class A Common Stock remain for issuance as Restricted Shares or upon the exercise of Company Options issued under the Company Stock Plan, (iii) 25,825,328.50 shares of Class A Common Stock were held in the treasury of the Company, (iv) 91,778,717 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (v) no shares of Class B Common Stock were held in the treasury of the Company, and (vi) no shares of Preferred Stock were issued and outstanding. There are no bonds, debentures, notes or other indebtedness or securities of the Company or any Subsidiary that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Subsidiary may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date hereof other than shares of Class A Common Stock (not in excess of the amounts reserved therefor, as set forth above) upon exercise of Company Options to the extent outstanding as of the date hereof. Section 2.2(a) of the Company Disclosure Schedules sets forth a true and correct list, as of the date hereof, of all rights obligating the Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable or issuable for equity interests in, the Company or any of its Subsidiaries. Such list sets forth the name of each holder and the number of shares of Class A Common Stock subject to each such option or other security or interest, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such option or other security or interest. Immediately prior to the Closing Date, the Company shall deliver to NWC a schedule listing (i) all exercises, expirations and conversions of Company Options and issuances in satisfaction of Restricted Shares since the date hereof and (ii) all shares of Class A Common Stock subject to each remaining Company Option, or which may be issued in respect of Restricted Shares, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such security. No shares of Class A Common Stock are held by the Company or any of its Subsidiaries. All shares of Class A Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(b) None of the Company or any of its Subsidiaries has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Class A Common Stock or any other capital stock or other securities of any of the Company or the Company’s Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. All of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of its Subsidiaries (except with respect to investments held in any general account or separate account) owns, or has any Contract or other obligation to acquire, any equity securities or other securities of, or otherwise invest in, any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business, except for investments effected by the Company or any of its Subsidiaries in the ordinary course of business.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

Section 2.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. Upon the recommendation of the Special Committee, the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Company Board. The Company Stockholder Approval is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company other than the receipt of the Company Stockholder Approval are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by each of NWM, NWC and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee has (i) received the opinion of its financial advisor, Lazard Frères & Co. LLC (the “Financial Advisor”), dated August 6, 2008, to the effect that as of such date and subject to the qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Class A Common Stock entitled to payment thereof pursuant to Section 1.4(a), is fair, from a financial point of view, to such holders (the “Fairness Opinion”), and (ii) by unanimous vote of the Special Committee, at a meeting duly called and held prior to the execution of this Agreement: (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Mutual Group and its Affiliates); and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company Board and the holders of shares of Company Common Stock for their adoption. Upon the recommendation of the Special Committee, the Company Board has determined that the Merger and this Agreement are advisable, fair to and in the best interests of the Company and its stockholders (other than the Mutual Group and its Affiliates), approved and declared advisable the Merger and this Agreement and, subject to the provisions of Section 4.3, resolved to make the Company Recommendation and directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificates of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries; (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of liens or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 2.4 Consents and Approvals. Except for (i) the filing with the SEC of a Schedule 13e-3, (ii) the filing with the SEC of the Proxy Statement, (iii) the Company Stockholder Approval, (iv) the filing of the Certificate of Merger as required by Delaware Law, (v) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder and (vi) the consents, notices and approvals set forth in Section 2.4 of the Company Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

Section 2.5 Absence of Certain Changes or Events. Since December 31, 2007, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, and there has not been:

(a) any change, event or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock or Company Options or Restricted Shares;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock; or

(d) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor of the Company or any of its

Subsidiaries (each, a “Participant”) of any loan or any increase in any type of compensation, benefits, perquisites or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of December 31, 2007, (B) any payment of any bonus to any Participant, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any of its Subsidiaries to any Participant of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, payor benefits or increases therein, except (x) as was required under any employment, severance or termination agreements in effect as of December 31, 2007, (y) in the ordinary course of business consistent with past practice in connection with new hires to replace departed employees and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice, or (D) any entry by the Company or any of its Subsidiaries into, or any amendment of, (i) any material employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, and (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement.

Section 2.6 Compliance with Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have at all times complied with all applicable Laws, and are not in violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

Section 2.7 Broker’s Fees. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has heretofore furnished to NWC a complete and correct copy of all agreements between the Company or any of its Subsidiaries and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 2.8 Company Information. The Proxy Statement will not, at the date it is first mailed to shareholders of the Company or at the time of the Company Stockholders’ Meeting (other than with respect to any information supplied by the Mutual Group or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to NWC and Merger Sub, and the Company uses its reasonable best efforts, with the reasonable cooperation of NWC and Merger Sub, to prepare, file or disseminate updated information to the extent required by applicable Laws. The Company will cause the Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by the Mutual Group or Merger Sub specifically for inclusion therein.

Section 2.9 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the Delaware Law to the extent applicable) (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NWM, NWC AND MERGER SUB

Except as set forth in the NWC Disclosure Schedules, each of NWM, NWC and Merger Sub represents and warrants to the Company as follows:

Section 3.1 Corporate Organization, Standing and Power. Each of NWM, NWC and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of NWM, NWC and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify would not reasonably be expected to have an NWC Material Adverse Effect. NWC has furnished or made available to the Company a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of NWM, NWC and Merger Sub. Neither NWM, NWC nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 3.2 Authority; No Violation.

(a) Each of NWM, NWC and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of each of NWM, NWC and Merger Sub. No other corporate proceedings on the part of NWM, NWC or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of NWM, NWC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of NWM, NWC and Merger Sub, enforceable against each of NWM, NWC and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement by NWM, NWC or Merger Sub, nor the consummation by NWM, NWC or Merger Sub of the transactions contemplated hereby, nor compliance by NWM, NWC or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of NWM, NWC or Merger Sub, (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to NWM, NWC and Merger Sub or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of NWM, NWC or Merger Sub under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which NWM, NWC or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of liens or the loss of benefits that, either individually or in the aggregate, would not be an NWC Material Adverse Effect.

Section 3.3 Consents and Approvals. Except for (i) the filing with the SEC of the Schedule 13e-3 and the Proxy Statement and (ii) the consents, notices and approvals set forth in Section 3.3 of the NWC Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or third party on the part of NWM, NWC or Merger Sub are necessary in connection with the execution and delivery by NWM, NWC and Merger Sub of this Agreement and the consummation by NWM, NWC and Merger Sub of the Merger and the other transactions contemplated hereby.

Section 3.4 Disclosure Documents. None of the information supplied or to be supplied by the Mutual Group or Merger Sub in writing specifically for inclusion in the Schedule 13e-3 or the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by the Mutual Group and Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and NWM, NWC and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

Section 3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the date hereof, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.6 Financing. As of the Closing Date, NWM will have and will make available to NWC and Merger Sub all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying of all of its fees and expenses relating to such transactions. Nothing contained in this Section 3.6 shall in any manner be deemed or construed to limit or modify the obligations of the parties to comply with Section 4.4.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or except as required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with it, (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present and (d) take no action that would adversely affect or delay in any material respect the ability of either the Mutual Group or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

Section 4.2 Conduct of Business of the Company. Without limiting the generality of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedules, except as expressly contemplated by this Agreement or except as required by applicable Laws, the Company shall not take, cause or permit any action prohibited by the terms of the Intercompany Agreement or any of the following, or allow, cause or permit any of its Subsidiaries to take, cause or permit any action prohibited by the terms of the Intercompany Agreement or any of the following, in each case, without the prior written consent of NWC, which consent shall not be unreasonably withheld or delayed:

(a) Enter into, renew or amend any material real property lease or material operating lease for personal property;

(b) Make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with NWC before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

(c) Except as may be required as a result of a change in Law, GAAP or SAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

(d) Except as may be required Law, GAAP or SAP, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

(e) Except in the ordinary course of business consistent with past practice, terminate, amend or modify (in any material respect), or waive any material provision of, any material Contract;

(f) Except for general agent agreements, marketing allowance agreements, master distribution agreements and registered representative agreements entered into in the ordinary course of business consistent with past practice, enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(g) Engage in the conduct of any new line of business or discontinue any existing line of business;

(h) Take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement;

(i)(i) Pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with the Company’s past practice of declaring and paying quarterly dividends on Class A Common Stock only, and not to exceed the per share amount of the last quarterly dividend paid on Class A Common Stock in the amount of $0.29 per share or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

(j)(i) Grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director of the Company or any of its Subsidiaries; (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer, employee or consultant of the Company or any of its Subsidiaries; (iii) other than as required under applicable Law, adopt, enter into or amend any Company Benefit Plan; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable Law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan; (v) other than in the ordinary course of business consistent with past practice or as required under applicable Law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vi) other than as required under applicable Law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vii) other than as required by any outstanding Company Benefit Plan, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) except as provided in Section 1.7, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any Company Option or Restricted Share or any other right to acquire Company Common Stock or other equity or voting securities of the Company or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company Benefit Plan to avoid the possible imposition of taxes or penalties under Section 409A of the Code so long as such amendment or modification does not increase the cost to the Company under the applicable Company Benefit Plan;

(k) other than in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $1,000,000; or

(l) Take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 4.2(a) through (k).

Section 4.3 No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Company or its Subsidiaries to, any Third Party in connection with any Takeover Proposal or knowingly take any other action to facilitate any other inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) except as permitted by Section 4.3(b) below, enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 4.3 or any other provision hereof shall prohibit the Company, the Company Board or the Special Committee from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to, or otherwise complying with, Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making any disclosure to the Company’s stockholders if the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a violation of the Company Board’s or Special Committee’s exercise of its fiduciary duties to the holders of shares of Class A Common Stock or if such disclosure is otherwise required under applicable Law. Upon execution of this Agreement, the Company shall, and it shall use its reasonable best efforts to cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.3(a) by the Company. Notwithstanding the foregoing, prior to the Approval Date, the Company may, in response to an unsolicited Takeover Proposal received by the Company which did not result from a breach of Section 4.3 and which the Special Committee determines in good faith, after consultation with outside counsel and financial advisors is or may reasonably lead to a Superior Proposal, furnish information concerning its business, properties or assets to any Person or group making such Takeover Proposal, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if such Person or group has submitted a Superior Proposal that is pending at the time the Company determines to take such action if, and only to the extent that and so long as, (A) the Company and its Subsidiaries are otherwise in compliance with Section 4.3 and, prior to furnishing such information to such Person, the Company receives from such Person an executed confidentiality agreement, and (B) in accordance with the following three sentences, the Company keeps NWC informed, on a current basis, of the status and details of any such discussions or negotiations as provided above. The Company will promptly (and in any event within two Business Days) notify NWC in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company’s response thereto (including whether any information has been provided by the Company pursuant to the foregoing sentence), and the Company will promptly communicate to NWC the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Person or group making such proposal or inquiring or engaging in such discussions or negotiations. The Company will keep NWC reasonably informed of the status and details of any such Takeover Proposal and any amendments or revisions thereto. The Company shall promptly provide to NWC any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Takeover Proposal or its representatives which was not previously provided to NWC.

As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, (i) more than 50% of the shares of Company Common Stock then outstanding, (ii) assets that constitute 50% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or (iii) more than 50% of the shares of the Class A Common Stock then outstanding, in each case, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, (A) on terms that the Special Committee determines in good faith (after consultation with its independent financial advisors) to be more favorable to the holders of the Class A Common Stock (other than Mutual Group and its Affiliates) from a financial point of view than the Merger and (B) that, in the good faith judgment of the Special Committee, is reasonably likely to be consummated, taking into consideration (with respect to both subsections (A) and (B) hereof) all financial, regulatory, legal and other aspects of such proposal.

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company or any of its Subsidiaries.

“Third Party” means any Person or group other than a Mutual Group member or Merger Sub, or any Subsidiary thereof.

(b) Except as set forth in this Section 4.3(b), neither the Company Board nor any committee thereof, including the Special Committee, shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal or (iii) withdraw or modify in a manner adverse to NWC or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to NWC or Merger Sub, the approval or recommendation by the Company Board and the Special Committee of this Agreement or the Merger. Notwithstanding the foregoing provisions of this Section 4.3, prior to the Approval Date, the Special Committee and the Company Board may approve or recommend a Superior Proposal if at least three Business Days shall have passed following NWC’s receipt of written notice from the Company advising NWC that the Company has received such a Superior Proposal that it intends to approve or recommend, specifying all material terms and conditions of such Superior Proposal (including the identity of the person making the Superior Proposal and a copy of any proposed agreements with respect thereto), and NWC does not make an offer that the Special Committee shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, has caused such Takeover Proposal to cease constituting a Superior Proposal. In addition, notwithstanding the foregoing, if prior to the Approval Date the Special Committee or the Company Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Special Committee’s or the Company Board’s exercise of its fiduciary duties to the holders of shares of Class A Common Stock, the Special Committee and the Company Board may each withdraw or modify its recommendation of the Merger and this Agreement.

Section 4.4 Financing Assistance. From the date hereof until the Effective Time, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees and representatives to, provide all cooperation reasonably requested by NWC in connection with the arrangement of NWC’s financing of the Merger, such cooperation to include using reasonable best efforts to effect the actions set forth on Section 4.4 of the Company Disclosure Schedules (including obtaining any Governmental Consents in connection therewith); provided, however, (a) that nothing herein shall require cooperation to the extent it would unreasonably interfere with, or in any material manner impair, the business, operations or credit rating of the Company or its Subsidiaries (in the commercially reasonable judgment of the Company) and (b) the Company and its Subsidiaries shall not be required to (i) become subject to any obligations under any financing documents until immediately prior to the Effective Time so long as all conditions under Sections 6.1 and 6.3 have been satisfied at such time or (ii) effect any action set forth on Section 4.4 of the Company Disclosure Schedules (other than commencing the process to obtain the Governmental Consents referred to therein) that is not either (A) conditioned upon satisfaction of all conditions under

Article VI or (B) terminable or voidable if this Agreement is terminated in accordance with its terms. NWC and NWM shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

Section 4.5 Conduct of Each Party. During the period from the date of this Agreement to the Effective Time, each of the Company, NWM, NWC and the Merger Sub shall not, and shall not permit any of their Subsidiaries or Affiliates to, take any action that would be reasonably likely to result in any condition set forth in Article VI not being satisfied or to prevent or materially delay the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Regulatory Matters.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable. As promptly as practicable after the date hereof, the Company, NWM, NWC and Merger Sub shall prepare and file with the SEC the Schedule 13e-3 and shall use their reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Schedule 13e-3 to be mailed to the Company’s stockholders as promptly as practicable. Notwithstanding the foregoing, prior to responding to any comments of the SEC or its staff, each of the Company, NWM, NWC and the Merger Sub shall (i) notify the other parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13e-3 or the Proxy Statement, as the case may be, or for additional information, (ii) provide the other parties with the proposed responses to the comments of the SEC or its staff for the other parties’ review, and (iii) reasonably respond to or incorporate the other parties’ comments. In addition, each of the Company, NWM, NWC and the Merger Sub will supply the other parties with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Schedule 13e-3 or the Proxy Statement, as the case may be, and the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Schedule 13e-3 or Proxy Statement, the Company, NWM, NWC and the Merger Sub shall as promptly as practicable prepare and mail to Company stockholders such an amendment or supplement, to the extent required by Law. The Company, NWM, NWC and the Merger Sub shall consult with each other (and reasonably respond to or incorporate the other parties’ comments) prior to mailing any Schedule 13e-3 or Proxy Statement, as the case may be, or any amendment or supplement thereto. The Company, NWM, NWC and the Merger Sub shall cooperate with each other in the preparation of the Schedule 13e-3 and Proxy Statement, as the case may be, or any amendments or supplements thereto.

(b) Subject to Section 5.1(d), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company and NWC and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and (ii) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Merger. To the extent practicable, each party shall provide the other parties and their respective counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other transactions contemplated hereby and to participate in the preparation for such discussion, telephone call or meeting.

(c) NWM, NWC and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 13e-3 and the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of NWM, NWC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) NWM, NWC and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 5.2 Access to Information. Subject to applicable Laws relating to the sharing of information, the Company agrees to provide NWC, and the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of NWC, from time to time prior to the Effective Time or the termination of this Agreement, with reasonable access during normal business hours to such information as NWC shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets of third Persons or violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third Person to such inspection or disclosure or (ii) to disclose any attorney-client privileged information of the Company or any of its Subsidiaries.

Section 5.3 Stockholder Approval.

(a) As promptly as practicable after the date hereof, the Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of the Company’s capital stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with NWC) as promptly as practicable after the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws. Subject to Section 4.3(b), the Company shall include the Special Committee Recommendation and the Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Company Stockholders’ Meeting sufficient under applicable Laws to constitute the Company Stockholder Approval.

(b) NWC agrees to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Stock beneficially owned by it or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(c) NWM and NWC shall vote, or cause to be voted any shares of Company Common Stock beneficially owned by it or any member of the Mutual Group or with respect to which it or any such member has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof. With respect to such shares, each of NWM and NWC agrees that any action to adopt this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that neither NWM, NWC nor any member of the Mutual Group shall act by written consent in lieu of a meeting to adopt this Agreement or the transactions contemplated hereby.

(d) Prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, as applicable, NWM and NWC shall not sell, assign, encumber or otherwise transfer (including any conversion of any shares of Class B Common Stock into shares of Class A Common Stock) any shares of Company Common Stock owned of record or beneficially by NWM, NWC or any other Subsidiary, other than encumbrances granted in the ordinary course of business consistent with past practices so long as no such encumbrances granted in the ordinary course shall restrain NWM, NWC or any Subsidiary thereof from voting any Company Common Stock as required under this Agreement.

Section 5.4 Public Disclosure. Unless otherwise permitted by this Agreement, NWM, NWC and the Company (a) shall consult with each other before it or any of its Subsidiaries issues any press release or otherwise makes any public statement or makes any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and (b) shall not issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Laws including applicable rules and regulations promulgated by the SEC, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

Section 5.5 Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under Article VI. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. The parties hereto shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement.

Section 5.6 Indemnification; Director and Officer Insurance.

(a) From and after the Effective Time, NWM shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Delaware Law, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries or arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby) and NWM shall, or shall cause the Surviving Corporation to, promptly advance to the Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by Delaware Law; provided that any determination that may be required to be made with respect to whether an Indemnified Party is entitled to indemnification under the Surviving Corporation’s or the Company’s by-laws shall be made by independent legal counsel selected by the Indemnified Party (and reasonably acceptable to NWC). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; provided, further, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b) Prior to the Effective Time, NWM shall, or shall cause one of its Affiliates to, as of the Effective Time, obtain and fully pay the premium for the extension of the Company’s current directors and officers (as defined to mean those persons insured under such policy) insurance and indemnification policies (including the Side A coverage), for a period of not less than six years after the Effective Time, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier as of the Effective Time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If NWM and its Affiliates are unable to obtain such “tail” insurance policies as of the Effective Time, NWM shall, or shall cause one of its Affiliates, as of the Effective Time to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or NWM shall, or shall cause one of its Affiliates to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that neither NWM nor its Affiliates shall be required to pay an annual premium for the D&O Insurance in excess of 200% of the current annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 5.6 shall be in addition to any rights such individual may have under the certificate of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under the Delaware Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.7 Notice of Changes. Subject to applicable Law, the Company, on the one hand, and NWM and NWC, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between NWM, NWC or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to NWC of any change, fact or condition, that would reasonably be expected to result in a Company Material Adverse Effect or of any failure of any condition to NWC’s obligations to effect the Merger, and NWC shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in an NWC Material Adverse Effect or that is reasonably likely to result in a failure of any condition to the Company’s obligations to effect the Merger.

Section 5.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company, the Company Board and the Special Committee shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 5.9 Continuation of the Special Committee. Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, NWM, NWC and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors who are not members of the Special Committee) and, should all the members of the Special Committee cease to so serve, NWM, NWC or Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company who constitutes an “independent” director under the applicable New York Stock Exchange rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

Section 5.10 Employee Benefits. (a) From the Effective Time until December 31, 2009, NWM shall provide, or shall cause to be provided, to all employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to similarly situated employees of NWM from time to time.

(b) NWM shall honor, or cause to be honored, all benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries.

(c) From and after the Effective Time, NWM shall cause each compensation and/or benefit plan, program, agreement or arrangement in which Continuing Employees are eligible to participate after the Effective Time to take into account for purposes of eligibility and vesting the service of such Continuing Employees with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to the same extent as such service was credited generally for such purpose by the compensation and/or benefit plans, programs, agreements and arrangements maintained by the Company or its Subsidiaries; provided that nothing herein shall require or result in the duplication of benefits provided to any such Continuing Employees.

(d) Except as otherwise provided in this Section 5.10, nothing contained in this Section 5.10 shall be interpreted as preventing NWM from (i) amending, modifying or terminating any compensation and/or benefit plan, program, agreement or arrangement or any other contract, agreement or commitment of the Company or any of its Subsidiaries in accordance with its terms and applicable Law or (ii) terminating the employment of any Continuing Employee following the Effective Time, with benefits provided in accordance with the terms of any relevant compensation and/or benefit plans, programs, agreements or arrangements in effect at the time of such termination.

(e) The provisions of Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including employees of the Company), other than the parties hereto and their permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to matters provided for in this Section 5.10) under or by reason of any provision of this Agreement.

Section 5.11 Intercompany Agreement. NWM and NWC each agrees not to enforce its rights or bring any claims under Section 3.1(xii) of the Intercompany Agreement based on the formation of the Special Committee or any action taken by the Company or the Company Board that is permitted under Section 5.9.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the Company, NWM, NWC and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(c) Governmental Consents. The Governmental Consents set forth on Section 6.1(c) of the Company Disclosure Schedules shall have been made or obtained.

Section 6.2 Conditions to Obligations of NWM, NWC and Merger Sub. The obligations of each of NWM, NWC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by NWC at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that notwithstanding the preceding, the representations and warranties of the Company contained in Sections 2.2(a) and (b) and Sections 2.3(a) and (b) shall be true and correct in all respects.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. NWC shall have received a certificate of the Company, dated as of the Closing Date, signed by the president of the Company to evidence satisfaction of the conditions set forth in Sections 6.2(a) and (b).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of NWM, NWC and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have an NWC Material Adverse Effect.

(b) Performance of Obligations of NWM, NWC and Merger Sub. Each of NWM, NWC and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or NWC Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of each of NWM, NWC and Merger Sub, dated as of the Closing Date, signed by an executive officer of NWM, NWC and Merger Sub, as the case may be, to evidence satisfaction of the conditions set forth in Sections 6.3(a) and (b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. Whether before or (except as set forth below) after the receipt of the Company Stockholder Approval, this Agreement may be terminated:

(a) by mutual written consent duly authorized by the Special Committee and NWC at any time prior to the Effective Time;

(b) by NWC or the Company if the Effective Time shall not have occurred on or before the date that is the nine-month anniversary of the execution of this Agreement (the “Outside Date”); provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 7.1(b); provided, further, however, that, if, on the Outside Date, the condition to the Closing set forth in Section 6.1(c) has not been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is the one-year anniversary of this Agreement, and such date shall become the Outside Date for purposes of this Agreement;

(c) by NWC or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided that the terminating party has performed its obligations under this Agreement;

(d) by NWC or the Company if, upon a vote at a duly held Company Stockholders’ Meeting or postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained, as contemplated by Section 5.3;

(e) by NWC, (i) upon a material breach by the Company or any of its Subsidiaries of Section 4.3 hereof, or (ii) upon a breach of any other representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case set forth in this clause (ii) such that the conditions set forth in Section 6.1 and 6.2, as the case may be, would be incapable of being satisfied by the Outside Date;

(f) by NWC, if (i) prior to the approval of this Agreement at the Company Stockholder Meeting, the Company Board or the Special Committee shall have withdrawn or modified the Company Recommendation or the Special Committee Recommendation, as the case may be, in any manner adverse to NWC or (ii) the Company Board or the Special Committee, as the case may be, shall have resolved to make such withdrawal or modification;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of NWC, NWM or Merger Sub set forth in this Agreement, or if any representation or warranty of NWC, NWM or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.1 and 6.3, as the case may be, would be incapable of being satisfied by the Outside Date; or

(h) by the Company, if the Company Board or the Special Committee shall have (i) otherwise fully complied with the terms of this Agreement, including pursuant to Section 4.3 (including without limitation the notice required therein) and (ii) approved or recommended a Superior Proposal.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of NWM, NWC, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 5.4 (Public Disclosure), Section 7.3 (Expenses), Section 8.1 (Certain Defined Terms), Section 9.8 (Governing Law; Jurisdiction), this Section 7.2 and the first sentence of Section 9.1 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

Section 7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the Schedule 13e-3, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by NWM and the Company.

Section 7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided the Company may not make an amendment subsequent to adoption of the Agreement by the stockholders of the Company, without the further consent of the stockholders, if such amendment (i) alters or changes the certificate of incorporation of the Surviving Corporation or the amount or kind of consideration to be received by the holders of the shares of Class A Common Stock, (ii) alters or changes any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of shares of Class A Common Stock or (iii) requires approval of the stockholders of the Company in accordance with Delaware Law or the rules and regulations of the New York Stock Exchange.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

DEFINITIONS

Section 8.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning stated in the preamble to this document.

“Approval Date” shall mean the date on which the Company Stockholder Approval is obtained.

“Book-Entry Shares” shall have the meaning stated in Section 1.13(a).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” shall mean the certificate of merger in the form mutually agreed to by NWC and the Company, as required by and executed in accordance with Section 251 of Delaware Law.

“Certificates” shall have the meaning stated in Section 1.13(a).

“Class A Common Stock” shall mean the Class A common stock, par value $.01 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $.01 per share, of the Company.

“Closing” shall mean the consummation of the Merger.

“Closing Date” shall have the meaning stated in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the preamble to this document.

“Company Benefit Plan” shall mean (A) each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability, and (B) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

“Company Board” shall have the meaning stated in the recitals to this document.

“Company Charter Documents” shall have the meaning stated in Section 2.1.

“Company Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Company Disclosure Schedules” shall mean the disclosure schedules dated the date hereof delivered by the Company to NWC.

“Company Dissenting Shares” shall have the meaning stated in Section 1.6(a).

“Company Material Adverse Effect” shall mean any event, change, circumstance or effect that: (i) is materially adverse to the business, operations, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) prevents, impedes or materially delays the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; other than, in the case of clause (i), any such event, change, circumstance or effect to the extent resulting from (1) any event, change, circumstance or effect generally affecting the industries in which the Company or its Subsidiaries operate; (2) general economic or political conditions in the United States; (3) any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of the Mutual Group; (4) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity; (5) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume; (6) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement; (7) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years; (8) any loss of, or adverse change in, the relationship of the Company with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement; (9) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; (10) changes in GAAP, SAP or applicable Law after the date hereof; or (11) any downgrade in the rating accorded the Company or any of its Subsidiaries by any ratings agency, or any change in outlook with respect to, suspension or withdrawal of or other adverse action with respect to, the rating accorded the Company or any of its Subsidiaries by any ratings agency, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any such change; except in each of case (1), (2), (6) and (10) to the extent the Company or its Subsidiaries are affected in a disproportionate manner as compared to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Option” shall mean an option for the purchase of any shares of Class A Common Stock or any securities representing the right to purchase or otherwise receive any shares of Class A Common Stock, in each case outstanding under the Company Stock Plan; and for the avoidance of doubt, Restricted Shares shall not be considered to be Company Options.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement.

“Company Representatives” shall have the meaning stated in Section 4.3(a).

“Company SEC Documents” shall mean (i) the Annual Reports on Form 10-K, if any, for each fiscal year of the Company beginning on or after December 31, 2006, (ii) the Quarterly Reports on Form 10-Q, if any, of the Company for each of the first three fiscal quarters in the fiscal years of the Company beginning on or after December 31, 2006, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2006, (iv) all Current Reports on Form 8-K filed by the Company since December 31, 2006 and (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to NWC pursuant to this definition), including all amendments to any of the foregoing, filed or submitted or required to be filed or submitted by the Company with the SEC since December 31, 2006.

“Company Stock Plan” shall mean the Fourth Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Plan.

“Company Stockholder Approval” shall mean the affirmative vote of holders of a majority of the outstanding voting power of the Company Common Stock, voting together without regard to class, to adopt this Agreement.

“Company Stockholders’ Meeting” shall have the meaning described in Section 5.3(a).

“Continuing Employees” shall have the meaning stated in Section 5.10(a).

“Contract” means any written or oral contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement.

“D&O Insurance” shall have the meaning stated in Section 5.6(b).

“Deferred Compensation Plans” shall have the meaning stated in Section 1.7(f).

“Delaware Law” shall mean the Delaware General Corporation Law.

“Director Deferred Compensation Plan” shall have the meaning stated in Section 1.7(e).

“Director Stock Plan” shall have the meaning stated in Section 1.7(e).

“Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company selected by NWC and reasonably acceptable to the Company.

“Exchange Fund” shall mean the cash deposited by NWM, NWC or Merger Sub with the Exchange Agent pursuant to Section 1.12.

“Fairness Opinion” shall have the meaning stated in Section 2.3(b).

“Financial Advisor” shall have the meaning stated in Section 2.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” means all notices, reports, and other filings required to be made prior to the Effective Time by the Company or NWC or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or NWM, NWC or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

“Governmental Entity” shall mean any foreign, federal, state or local court, administrative agency, board or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any self-regulatory authority.

“Indemnified Parties” shall have the meaning stated in Section 5.6(a).

“Intercompany Agreement” shall mean the Intercompany Agreement dated March 10, 1997, among NWM, NWC and the Company, as amended.

“Law” or “Laws” means all federal, state, local and foreign laws, statutes, codes, rules, regulations and ordinances of any Governmental Entity and any rules and regulations of any national stock exchange.

“Lien” shall mean any lien, claim, charge, option, encroachment, covenant, condition, easement, right of way, equitable interest, encumbrance, mortgage, deed of trust, pledge or security interest or other restrictions of any kind.

“Merger” shall have the meaning stated in the recitals to this document.

“Merger Consideration” shall have the meaning stated in Section 1.4(a).

“Merger Sub” shall have the meaning stated in the preamble to this document.

“Mutual Group” shall mean NWM, NWC and Nationwide Mutual Fire Insurance Company, an Ohio mutual insurance company.

“NWC” shall have the meaning stated in the preamble to this document.

“NWC Disclosure Schedules” shall mean the disclosure schedules, dated the date hereof, delivered by NWC to the Company with reference to the specific Section of this Agreement to which each disclosure relates.

“NWC Material Adverse Effect” shall mean any event, change, circumstance or effect that does, or would be reasonably likely to, prevent NWM, NWC or Merger Sub from consummating, or materially delay, the Merger and the other transactions contemplated hereby, or to impair the legality or validity of this Agreement.

“NWM” shall have the meaning stated in the preamble to this document.

“Outside Date” shall have the meaning stated in Section 7.1(b).

“Participant” shall have the meaning stated in Section 2.5(d).

“Person” shall mean any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Preferred Stock” shall mean the preferred stock, par value $.01 per share, of the Company.

“Proxy Statement” shall mean a definitive proxy statement relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

“Restricted Shares” shall have the meaning stated in Section 1.7(b).

“SAP” shall mean statutory accounting principles or practices required or permitted by National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each insurance subsidiary of the Company.

“Schedule 13e-3” means a Schedule 13e-3, including any amendment or supplement thereto, as defined in the Exchange Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Special Committee” shall have the meaning stated in the recitals to this document.

“Special Committee Recommendation” shall mean the recommendation of the Special Committee (i) to the Company Board that it approve and adopt this Agreement and (ii) to the holders of shares of Class A Common Stock (other than Mutual Group and its Affiliates) that they adopt this Agreement.

“Subsidiary” shall mean with respect to any Person any corporation, partnership, limited liability company, joint venture or other entity in which such Person or any Subsidiary of such Person owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or managing member.

“Superior Proposal” shall have the meaning stated in Section 4.3(a).

“Surviving Corporation” shall mean the entity into which Merger Sub has merged, following the Effective Time.

“Takeover Proposal” shall have the meaning stated in Section 4.3(a).

“Takeover Statute” shall have the meaning stated in Section 2.9.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Third Party” shall have the meaning stated in Section 4.3(a).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. The representations and warranties set forth in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. This Section 9.1 shall not affect any covenant or obligation of the parties that by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered to the parties by a nationally recognized overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to NWM or NWC, to:

Nationwide Mutual Insurance Company
One Nationwide Plaza, 1-38-16
Columbus, Ohio 43215
Attention: Chief Legal and Governance Officer
Facsimile: (614) 677-5128

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Lyle G. Ganske, Esq.
Facsimile: (216) 579-0212

and

(b)	if to the Company or to the Special Committee, to:

The Special Committee of the Board of Directors of
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215
Attention: General Counsel
Facsimile: (614) 249-9071

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Thomas A. Cole, Esq.
Facsimile: (312) 853-7036

Section 9.3 Interpretation. When a reference is made in this Agreement to Exhibits, Company Disclosure Schedules or the NWC Disclosure Schedules, such reference shall be to an Exhibit, Company Disclosure Schedules or NWC Disclosure Schedules to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits, the schedules, including the Company Disclosure Schedules and the NWC Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NWM, NWC AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, (provided, however, that NWC may designate, by written notice to the Company, another Subsidiary of NWC to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation, so long as such designation would not reasonably be expected to have an NWC Material Adverse Effect or otherwise materially impede the rights of the holders of Class A Common Stock under this Agreement). Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.7 Third Party Beneficiaries. Except as set forth in Section 5.6 (Indemnification; Director and Officer Insurance), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any federal court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

Section 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 9.10 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 9.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 9.13 Obligations of NWM and of the Company. Whenever this Agreement requires a Subsidiary of NWM to take any action, such requirement shall be deemed to include an undertaking on the part of NWM to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

IN WITNESS WHEREOF, NWM, NWC, Merger Sub and the Company have caused this Agreement to be duly executed by their respective officers as of the date first above written.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Mark R. Thresher
Name:	Mark R. Thresher
Title:	President and Chief Operating Officer

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Lawrence A. Hilsheimer
Name:	Lawrence A. Hilsheimer
Title:	Executive Vice President - Chief Financial Officer

NATIONWIDE CORPORATION

By:	/s/ Lawrence A. Hilsheimer
Name:	Lawrence A. Hilsheimer
Title:	Executive Vice President - Chief Financial Officer

NWM MERGER SUB, INC.

By:	/s/ Harry Hallowell
Name:	Harry Hallowell
Title:	Treasurer